UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

November 3, 2008

Date of Report (date of Earliest Event Reported)

Middle Kingdom Alliance Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000 - 52358	20-4293876
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

333 Sandy Springs Circle, Suite 223, Atlanta, GA 30328

(Address of principal executive offices and zip code)

(404) 257-9150

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 8.01	Other Events.

On November 3, 2008, Middle Kingdom Alliance Corp. (“Middle Kingdom”) filed a preliminary proxy statement with the Securities and Exchange Commission in connection with a special meeting of Middle Kingdom’ stockholders to be held on December 10, 2008 for the sole purpose of considering and voting upon three proposals to amend Middle Kingdom’s certificate of incorporation (the “Extension Amendment”) to: (i) eliminate the provision that purports to prohibit amending its “business combination” provisions; (ii) extend the date before which Middle Kingdom must complete a business combination from December 13, 2008 to August 31, 2009 to avoid being required to liquidate; and (iii) allow holders of up to 20% of Middle Kingdom’s Class B shares who vote against the Extension Amendment and elect conversion to convert their Class B shares into a portion of the funds available in the trust account established in connection with Middle Kingdom’s initial public offering. Middle Kingdom’s board of directors will abandon the Extension Amendment unless each of the proposals is approved by stockholders.

Approval of the Extension Amendment will require the affirmative vote of holders of a majority of Middle Kingdom’s outstanding common stock and Class B common stock on the record date, expected to be November 18, 2008, voting as a group, voting for all proposals contained in the Extension Amendment; provided that, if 684,061 or more Class B shares are voted against the Extension Amendment and conversion rights are exercised with respect to such shares, Middle Kingdom’s board of directors will abandon the Extension Amendment, notwithstanding approval by a majority of its common and Class B common stockholders, voting as a group.

The purpose of the Extension Amendment is to allow Middle Kingdom more time to complete its proposed business combination with Pypo Digital Company Limited (“Pypo”), a Cayman Islands exempted company, pursuant to the Agreement and Plan of Merger, Conversion and Share Exchange, dated as of September 5, 2008.

All of Middle Kingdom’s directors, executive officers and their affiliates are expected to vote any common stock or Class B common stock owned by them in favor of the Extension Amendment. On the record date, it is expected that directors and executive officers of Middle Kingdom and their affiliates will beneficially own and be entitled to vote 841,700 shares of Middle Kingdom common stock and 3,500 shares of Middle Kingdom Class B common stock, representing approximately 18.8% of Middle Kingdom’s issued and outstanding common stock and Class B common stock, as a group.

The shareholders of Pypo, Middle Kingdom’s officers, directors and initial sponsor, and/or their affiliates or designee(s) have agreed in principle to purchase up to an aggregate of $23,500,000 in shares of Middle Kingdom Class B common stock, in the open market or in negotiated private transactions if such purchases are required to obtain the approval of the Extension Amendment by the Middle Kingdom stockholders. The parties do not presently intend to purchase any shares at a price exceeding $8.39, which represents the estimated liquidation distribution per share as of November 10, 2008 that Class B common stockholders might receive in the event stockholders did not approve the business combination and Middle Kingdom were forced to liquidate. Accordingly, assuming a purchase price of $8.39 per share, the parties would be able to purchase 2,800,954 shares of Class B common stock, or in excess of 80% of the Class B common stock, with the maximum proposed investment of $23,500,000. It cannot be presently determined how many shares, if any, of the Middle Kingdom Class B common stock will be purchased by such parties. If the maximum number of shares of Class B common stock are purchased as described above, the Extension Amendment would be approved. In connection with the agreement in principle by the Pypo shareholders discussed above, Middle Kingdom’s directors and officers and initial sponsor have agreed to transfer 50% of their Class A warrants to the Pypo shareholders upon closing of the business combination.

Such purchases, if any, may occur at any time subsequent to the filing of the preliminary proxy statement filed with the SEC in connection with the special meeting (subject to such purchasers not having material non-public information (and intending to comply with the provisions of Rule 10b-18 under the Exchange Act, if applicable, which provides a safe harbor against liability for purchases made under the limitation in Rule 10b-18)) and continue up through the Middle Kingdom special meeting date, including any adjournments. Middle Kingdom will file a new Current Report on Form 8-K immediately prior to the commencement of any purchases reporting any material change, if any, in the amount per share available upon liquidation of the trust as set forth in Middle Kingdom’s public filings, including this Form 8-K.

In addition, other affiliates of Pypo or Middle Kingdom may choose to buy shares of Middle Kingdom Class B common stock in the open market and/or through negotiated private purchases. In the event that purchases do occur, the purchasers may seek to purchase shares from stockholders who would otherwise have voted against the Extension Amendment and elected to convert their shares into a portion of the trust account. Any shares of Middle Kingdom Class B common stock purchased by affiliates of Pypo or Middle Kingdom will be voted in favor of the Extension Amendment. The affiliates will not convert any shares that they purchase in the open market, provided, however, that in the event the business combination with Pypo is not consummated and Middle Kingdom is forced to liquidate, the affiliate purchasers will be able to receive liquidation distributions for such shares.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Middle Kingdom Alliance Corp.

Date: November 4, 2008	By:	/s/ David A. Rapaport
David A. Rapaport,
General Counsel & Secretary